SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

SOLOMON TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SOLOMON TECHNOLOGIES, INC.
14 Commerce Drive
Danbury, CT 06810

Notice of 2008 Annual Meeting of Stockholders
to be held on Thursday, May 22, 2008

Notice is hereby given that the Annual Meeting of Stockholders of SOLOMON TECHNOLOGIES, INC., a Delaware corporation (the “Company”), will be held at the offices of Shipman & Goodwin, One Constitution Plaza, Hartford, Connecticut 06103 on Thursday, May 22, 2008, at 1:00 p.m. local time (the “Meeting”) for the following purposes:

•	To consider and vote on the election of seven directors;
•	To amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.001, to 500,000,000 from 100,000,000;
•	To ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company; and
•	To transact such other business as may properly come before the Meeting or any adjournments thereof

The close of business on March 24, 2008, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company's offices for a period of 10 days prior to the Meeting. The stock transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Gary M. Laskowski
Chairman

Danbury, Connecticut
Dated: April 25, 2008

SOLOMON TECHNOLOGIES, INC.
14 Commerce Drive
Danbury, CT 06810

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Solomon Technologies, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be held at the offices of Shipman & Goodwin, One Constitution Plaza, Hartford, Connecticut 06103 on Thursday, May 22, 2008, at 1:00 p.m. local time, and for any adjournment or adjournments thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption “Election of Directors” and for the ratification of the appointment of Eisner LLP as the independent registered public accounting firm for the Company.

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to holders of the Company's Common Stock, par value $.001 per share (the “Common Stock”), is April 26, 2008.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or by other electronic means. Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

VOTING

Only holders of shares of Common Stock of record as at the close of business on the record date are entitled to vote at the Meeting. The record date for the Meeting is March 24, 2008 (the “Record Date”). On the Record Date, there were issued and outstanding 67,914,855 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting. The presence in person or by proxy of the holders of a majority of the Common Stock outstanding on the Record Date shall constitute a quorum for the purposes of the Meeting. The stockholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Shares treated as a broker non-vote or abstention will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted.

Required Votes

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect the nominees as directors. Stockholders may vote “FOR” any or all nominees or may “Withhold Authority” to vote for the nominees. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for the approval of the amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock. For purposes of the vote to amend the Certification of Incorporation to increase the authorized shares of Common Stock, abstentions and broker non-votes will have the same effect as a vote against this proposal. All proxies will be voted to approve the amendment to the Certificate of Incorporation unless a contrary vote is indicated on the enclosed proxy card. Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting outcome of this proposal.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company. Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting outcome of this proposal.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information Concerning Nominees

At the Meeting, seven directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. All but Dr. Wegner are currently directors of the Company. Management recommends that the persons named below be elected as directors of the Company, and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

The following table sets forth the names of the nominees and certain information with regard to each nominee:

NAME	AGE	POSITION
Gary M. Laskowski	54	Director, Chairman of the Board and Acting Principal Executive Officer
Jonathan D. Betts	47	Director
Michael D’Amelio	50	Director and Secretary
Kenneth M. Przysiecki	63	Director and Chairman of the Audit Committee
Thomas A. Kell	56	Director and Chairman of the Compensation Committee
Shannon LeRoy	52	Director
Glen Wegner, MD, JD	69	Director

Gary M. Laskowski, Chairman of the Board and Acting Principal Executive Officer. Mr. Laskowski has been a director of our company since May 2004 and vice president from November 2005 through 2007. Mr. Laskowski is a principal and founder of Venture Partners Ltd., a private investment bank founded in 1986. Before that, Mr. Laskowski served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm, and before that in a number of roles, including Vice President, Marketing, for Canberra Industries, Inc., a supplier of data acquisition and analysis systems. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Jonathan D. Betts, Director. Mr. Betts has been a director of our company since July 2004. He is a principal and founder of Venture Partners, a private investment bank founded in 1986. Mr. Betts previously served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm and as Regional Sales Manager for Medical Electronics Corporation, a critical care medical instrumentation manufacturer. Mr. Betts has a Bachelor’s Degree in Electrical Engineering from Boston University.

Michael A. D’Amelio, Director and Secretary. Mr. D’Amelio has been a director of our company since May 2004 and vice president from November 2005 through 2007. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC, a private equity fund founded in 1999 that focuses on middle market manufacturing, distribution, technology and service companies. From 1991 to 1999, Mr. D’Amelio served as President and CEO of TACC International Corporation, a specialty chemical manufacturer with facilities located throughout the United States. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

Kenneth M. Przysiecki, Director. Mr. Przysiecki has been a director of our company since June 2007. From 1994 to 2003, he served as Senior Vice President of Accounting and Administration at MDI Entertainment in Hartford, Connecticut. Since 2003, Mr. Przysiecki has served as President of Cruise Planners in Glastonbury, Connecticut. He also currently serves as Director of School Finances for the Office of Catholic Schools in Bloomfield, Connecticut, a position he has held since 2005. Mr. Przysiecki attended the University of Hartford and holds a BS in Business Administration with an Accounting major from the American International College. Mr. Przysiecki is a Certified Public Accountant.

Thomas A. Kell, Director. Mr. Kell has been a director of our company since June 2007. He has years of experience as the chief executive officer of companies in the specialty chemicals, network equipment and paper fabrication industries From 2001 to 2004, Mr. Kell served as Chief Executive Officer of Ames Safety Envelope in Somerville, Massachusetts. He served as Chief Executive Officer of NorthStar Chemicals in Cartersville, Georgia from 2004 to 2007. Mr. Kell holds a BSIE degree in Engineering from Cornell University and an MBA from Harvard University.

D. Shannon LeRoy, Director. Mr. LeRoy has been a director of our company since July 2007. He currently serves as Chairman and CEO of Physicians Capital, Inc. in Nashville, Tennessee. From 1994-2007, Mr. LeRoy was a partner in Rodgers Capital Group, a merchant and investment banking company located in Nashville, Tennessee. Mr. LeRoy holds a BA degree in Political Science from the University of North Carolina at Chapel Hill.

Glen Wegner, M.D., J.D., Director. Dr. Wegner has been the Chairman of the Solomon Technologies Advisory Committee since its founding in 2007 and has been nominated to serve as a director commencing with the 2008 Annual Meeting. He is an independent investor and entrepreneur based in Boston, Massachusetts with 35 years of experience in business, medicine, law and public service. He has been involved in all aspects of business from concept stage through IPO and SEC regulated public companies. His experience includes raising capital, marketing and selling through mergers, acquisitions and divestitures. Activities include being a founder, partner, senior corporate officer or board member in numerous start-ups and ongoing businesses, including The Health Data Institute (acquired by Baxter), Optical Corporation of America (acquired by Corning) Aspect Medical Systems, Hobie Cat Corporation, Basic Telepresence, Teletrak, Inanovate and Soane Laboratories. Dr. Wegner has also served as Senior Vice President of Investment Banking at a regional firm. He has also served on the White House Staff and in the Department of Health and Human Services. He has also given public service as a member of the Army Science Board, the Hertz Foundation Advisory Group and numerous other service groups. Dr. Wegner has an M.D. degree from the University of Washington and a J.D. degree from Washington College of Law, American University and is also a licensed securities broker/investment banker.

We have determined that Messrs Kell, Przysiecki, LeRoy and Wegner are independent. In determining which directors are independent, we use the definition set forth in NASDAQ Marketplace Rule 4200. We have two committees - an audit committee and a compensation committee. Our audit committee consisted of Mr. Przysiecki,, Duane Crisco (who is not standing for re-election) and Mr. Laskowski. Mr. Laskowski is not independent. Our compensation committee consists of Mr. Kell and Mr. Betts.

General Information Concerning the Board and its Committees

During the fiscal year ended December 31, 2007, our Board of Directors met ten times in person and five times by telephone.

The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board annually elects from its members the Audit Committee and Compensation Committee. During the last fiscal year each of the directors then serving other than Duane Crisco, who is not standing for re-election, attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he served as a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the period for which he served as a director).

Audit Committee Financial Expert

On November 2, 2005, we formed an audit committee. The audit committee's primary duties and responsibilities are to: (a) serve as an independent and objective party to monitor our financial reporting process and internal control systems; (b) review and appraise the audit efforts of our independent auditors; and (c) provide an open avenue of communication among the independent auditors, financial and senior management and our board of directors. Mr. Crisco, Mr. Przysiecki and Mr. Laskowski served as the members of our audit committee. Our board of directors has determined that Mr. Przysiecki qualifies as an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. Mr. Przysiecki is Chairman of the Audit Committee, which held four meetings in 2007.

Compensation Committee

The Compensation Committee reviews and recommends to the Board remuneration arrangements and compensation plans and approves option grants for the Company's officers, key employees, directors and others. In evaluating discretionary bonus compensation and merit salary adjustments for executive officers, the committee considers, among other things, performance compared to goals and objectives and, particularly with respect to the grant of stock options, the desired level of equity holdings. The committee periodically reviews and recommends approval of outside director compensation arrangements. Among the factors considered by the committee in recommending such arrangements are the number and nature of committees served, competitive market data and need to balance equity and cash compensation. The committee cannot delegate its authority to non-committee members and has not historically relied on third party consultants to assist in determination of compensation arrangements. The Compensation Committee is composed of Mr. Kell and Mr. Betts. During fiscal 2007, the Compensation Committee met four times.

Code of Ethics

On April 5, 2005, we adopted a code of ethics that applies to our all of our directors, officers and employees.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our Common Stock, excluding persons who are our executive officers or directors, as of April 11, 2008.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK
Pinetree (Barbados) Inc. c/o Ward Patel & Co., The Gables Haggat Hall St. Michael, Barbados	8,971,522	12.5%
Integrated Power Systems LLC 41 Cranbury Road Norwalk, CT 06851	4,852,040	6.7%
Power Designs, Inc. c/o Steve Hazard Pepe & Hazard LLP 225 Franklin Street Boston, MA 02110	4,517,540	6.3%

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership by our executive officers and directors of our Common Stock as of April 8, 2008. The information in this table provides the ownership information for:

•	each of our directors,

•	each of our executive officers, and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is Solomon Technologies, Inc., 14 Commerce Drive, Danbury, CT 06810

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF COMMON STOCK
Gary M. Laskowski Chairman of the Board and Vice President	1,849,374	(1)	2.6%
Peter W. DeVecchis President	340,000	(2)	*
Samuel F. Occhipinti Chief Financial Officer	225,000	(3)	*
Jonathan D. Betts Director	1,160,424	(4)	1.6%
Duane L. Crisco Director	370,000		*
Michael A. D’Amelio Vice President and Director	4,925,944	(5)	6.8%
Thomas A. Kell
Director	230,000		*
Kenneth M. Przysiecki
Director	190,000	(6)	*
D. Shannon LeRoy Director	214,346		*
Glen Wegner Director Nominee	50,000	(7)	*
All Executive Officers, Directors and Director Nominee as a Group (10 persons) (8)	9,555,088		13.3%

*	Less than one percent.

(1)
Includes 500,202 shares of Common Stock owned by Woodlaken LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 170,080 shares of Common Stock owned by Bril Profit Sharing Plan & Trust, of which Mr. Laskowski is one of several participants. Mr. Laskowski disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest herein. Also includes 25,000 shares of Common Stock issuable upon exercise of options granted to Mr. Laskowski at an exercise price of $0.55 per share that expire in July 2014. Also includes 184,024 shares of Common Stock owned by Mr. Laskowski’s wife and 100,000 shares owned by Mr. Laskowski’s minor son.

(2)
Includes 100,000 shares of Common Stock issuable upon exercise of options granted to Mr. DeVecchis at an exercise price of $2.09 per share that expire in September 2011 and 100,000 shares of Common Stock issuable upon exercise of options granted to Mr. DeVecchis at an exercise price of $1.45 per share that expire in November 2011. Excludes 40,000 shares of Common Stock issuable upon exercise of options that are not currently exercisable. Also excludes up to 40,000 shares of Common Stock to which Mr. DeVecchis may be entitled pursuant to a restricted stock award.

(3)
Includes 75,000 shares of Common Stock issuable upon exercise of options granted to Mr. Occhipinti at an exercise price of $1.45 per share that expire in November 2011. Also includes 100,000 shares of Common Stock issuable upon exercise of options granted to Mr. Occhipinti at an exercise price of $0.22 per share that expire in June 2012.

(4)
Includes 500,202 shares of Common Stock owned by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 64,996 shares of Common Stock owned by International Capital Partners LLC. Mr. Betts is the managing member of International Capital Partners LLC. Mr. Betts disclaims beneficial ownership of the securities owned by International Capital Partners LLC except to the extent of his pecuniary interest therein. Also includes 170,080 shares of Common Stock owned by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants. Mr. Betts disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest therein. Also includes 25,000 shares of Common Stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014. Also includes 323,300 shares of Common Stock owned by Mr. Betts’ wife and 55,097 shares owned by Mr. Betts’ minor daughter.

(5)
Includes 1,651,466 shares of Common Stock owned by JMC Venture Partners. Mr. D’Amelio is a partner in JMC. Also includes 1,976,633 shares of Common Stock owned by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of Common Stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.

(6)	Excludes 175,000 shares of Common Stock that have been authorized but not yet issued.

(7)	Excludes 200,000 shares of Common Stock that have been authorized but not yet issued.

(8)	Includes 450,000 shares of Common Stock issuable upon exercise of options.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2007 by our CEO, President and Vice Presidents. Mr. Brandt resigned in January 2008 as CEO, Mr. D’Amelio resigned in January 2008 as a Vice President, and Mr. Laskowski now serves as non-executive Chairman of the Board of Directors and Acting Principal Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards		Total
Gary G. Brandt, CEO	2007	$186,895		$0	$138,238	$370,920	(1)	$696,053
Peter W. DeVecchis, Jr., President	2007	$128,319		$0	$99,691	$215,489	(1)	$443,499
Gary M. Laskowski, Vice President (2)	2007	$240,000	(2)	$0	$0	$0		$240,000
Michael A. D’Amelio, Vice President (3)	2007	$240,000	(3)	$0	$0	$0		$240,000
Samuel F. Occhipinti, CFO	2007	$0		$0	$0	$19,692	(1)	$19,692

(1)	The assumptions used in this calculation can be found in Note 5 to the Consolidated Financial Statements for the year ended December 31, 2007 included in this Annual Report on Form 10-KSB.

(2)	Mr. Laskowski is entitled to be paid $150,000 annually for his services. The balance paid in 2007 represents salary earned in 2006 but deferred until 2007.

(3)	Mr. D’Amelio is entitled to be paid $150,000 annually for his services. The balance paid in 2007 represents salary earned in 2006 but deferred until 2007.

Compensation Arrangements

We have an employment agreement with Peter W. DeVecchis, Jr., our President. We also had an employment agreement with Gary G. Brandt, who joined our company on February 5, 2007 as Chief Executive Officer and resigned on January 3, 2008.

Mr. Brandt received a salary of $190,000 per year. He received 110,000 shares of restricted Common Stock and options to purchase 500,000 shares of Common Stock, both of which he forfeited upon his resignation. The restricted stock award was granted pursuant to our Amended and Restated 2003 Stock Option Plan; the options were granted outside the Plan.

We reimbursed Mr. Brandt for expenses incurred in relocating to the United States from Canada as well as for temporary living expenses incurred prior to relocating. He received a monthly car allowance of $500 and was entitled to 4 weeks of vacation per year.

Upon his resignation, we entered into an Agreement and Mutual Release with Mr. Brandt and issued to him 333,333 restricted shares of our Common Stock. Mr. Brandt also agreed to consult with us for three months pursuant to a Consulting Agreement in exchange for 167,000 restricted shares of our Common Stock. We subsequently registered all of the shares of stock issued to Mr. Brandt on Form S-8. We paid Mr. Brandt no other severance compensation, and Mr. Brandt returned for cancellation 110,000 shares of Common Stock previously awarded to him.

Mr. Brandt also executed a Proprietary Rights and Non-Competition Agreement with us. In connection with his resignation, we acknowledged that Mr. Brandt did not have any non-competition obligation to us. Mr. Brandt reaffirmed that he will maintain our trade secrets and other confidential information confidential.

Mr. DeVecchis receives an annual base salary of $137,500 and is eligible for a $75,000  bonus based on goals to be agreed by us and Mr. DeVecchis.   Mr. DeVecchis was not paid the bonus in 2007. Mr. DeVecchis is also entitled to receive the standard benefits available to all of our employees. He was also granted to a restricted stock award of 20,000 shares of our Common Stock each year over the five years 2005-2009, but we accelerate into 2007 the last 40,000 shares under this stock award.

We may terminate Mr. DeVecchis at any time. If we terminate him, his severance will be six months of his annual salary. If Mr. DeVecchis is terminated after the first five months of his employment as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. DeVecchis is terminated for cause, he will not be entitled to any severance.

Mr. DeVecchis also executed a Proprietary Rights and Non-Competition Agreement with us. The agreement provides that Mr. DeVecchis will not compete with us during employment and for six months thereafter and will always keep our trade secrets and other confidential information confidential.

During 2007, Mr. DeVecchis received one grant under our Amended and Restated 2003 Stock Option Plan. On June 4, 2007, Mr. DeVecchis was awarded a 5 year option to purchase 40,000 shares of our Common Stock at an exercise price of $0.22 per share. This option vests in three equal annual installments.

Other Compensation Arrangements

In November 2005, we agreed to pay each of Messrs. Laskowski and D’Amelio (i) $12,500 per month, such amounts to be paid in cash if permitted by our cash flow or, if the Board of Directors then so determines, in Common Stock of equal value on the date of payment, and (ii) cash equal to 10% of the increased market capitalization of Solomon Technologies over $1.8 million measured as of the average closing price of our Common Stock over the period beginning 30 days before and ending 30 days after December 31, 2006. This bonus formula would have resulted in a bonus of approximately $7,500,000 to each of Messrs. Laskowski and D’Amelio for 2006. On March 28, 2007, Messrs. Laskowski and D’Amelio agreed to accept $875,000 each in full payment of the bonus and to waive the balance of the bonus. The portion of the bonus not waived has been deferred and will be paid at a later date.

In January 2008, we entered into employment agreements with each of Messrs. Laskowski and D’Amelio pursuant to which they each are paid $150,000 per annum at the rate of $12,500 per month plus accrued compensation of $57,500 and $93,750, respectively, at the rate of $4,230 biweekly. If our Chief Financial Officer determines that there is insufficient cash to pay Messrs. Laskowski and D’Amelio in cash, they are paid in registered shares of our Common Stock. We filed a registration statement on Form S-8 and registered 750,000 shares of our Common Stock for this purpose. As of March 24, 2008, all of these shares had been issued to Messrs. Laskowski and D’Amelio in lieu of payment of their compensation in cash. And additional 500,000 restricted shares were issued to each of Messrs. Laskowski and D’Amelio on April 4, 2008 as payment for accrued and current compensation under these agreements.

The Compensation Committee and Messrs. Laskowski and D’Amelio have agreed in principle that they will become consultants to, rather than employees of, our Company in the second quarter of 2008. Messrs. Laskowski and D’Amelio will retain their positions as directors, and Mr. Laskowski will continue as chairman of the board. In their capacities as consultants, they will help us identify acquisition targets, raise additional capital and seek to increase our market value. Their current compensation arrangements will be replaced by consulting agreements which will provide for a fee of $400,000 each per year for three years, plus any fees normally paid for services as directors.

On June 4, 2007, in partial consideration of his past services to us and as incentive to encourage his continued service, we issued to Samuel F. Occhipinti, our Chief Financial Officer, options to purchase 100,000 shares of Common Stock at an exercise price of $0.22 per share. This option vested immediately.

2003 Stock Option Plan

We adopted our 2003 Stock Option Plan in July 2003. We amended it in June 2004 to increase the number of shares of Common Stock reserved under the plan from 750,000 to 2,000,000. The plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. We amended and restated the plan in August 2006 to add free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards to the types of awards that may be granted under the plan. The total number of shares of Common Stock reserved for issuance under the plan is 2,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of Common Stock issuable upon the exercise of “reload options” described below.

The plan is presently administered by our compensation committee, which selects the eligible persons to whom awards shall be granted, determines the number of shares of Common Stock subject to each award, the exercise price therefor and the periods during which awards are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each award granted under the plan is evidenced by a written agreement between us and the participant.

Awards may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the Common Stock on the date the option is granted, except for options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price for non-statutory stock options shall not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted under the plan have a maximum term of 10 years, except for options granted to 10% stockholders, which are subject to a maximum term of 5 years. The term of non-statutory stock options is determined by the committee. Options granted under the plan are not transferable except by will and the laws of descent and distribution.

The committee may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in Common Stock, a right to purchase that number of shares of Common Stock equal to the sum of the number of shares of Common Stock used to exercise the option, and, with respect to non-statutory stock options, the number of shares of Common Stock used to satisfy any tax withholding requirement incident to the exercise of such non-statutory stock option.

The plan also allows the committee to award to an optionee for each share of Common Stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of Common Stock on the exercise date exceeds the exercise price per share of the option. The committee may also grant free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards. Under the terms of a restricted stock award, Common Stock may, generally, though not necessarily, be issued at the time of grant (subject to vesting provisions established by the committee). Awards of restricted stock units, on the other hand, are awards in which shares of Common Stock or cash in lieu thereof may be issued in the future once the awards vest.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested

Gary G. Brandt	0	500,000	(1)	0	$2.80	2/5/17	110,000	$308,000
Gary M. Laskowski	25,000	0		0	$0.55	7/21/14
Peter W. DeVecchis, Jr.	100,000	0		0	$2.09	9/13/11	40,000	$83,600
	100,000	0		0	$1.45	11/9/11
		40,000	(2)	0	$0.22	6/4/12
Michael A. D’Amelio	25,000	0		0	$0.55	7/21/14
Samuel F. Occhipinti	75,000	0		0	$1.45	11/10/11
	100,000	0		0	$0.22	6/4/12

(1)	This award vested in three annual installments beginning on February 5, 2008 but was forfeited when Mr. Brandt resigned in January 2008.

(2)	This award vests in three annual installments beginning on June 4, 2008.

Director Compensation

The following table shows compensation earned during fiscal 2007 by our directors.

Name	Fees Earned ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Jonathan D. Betts	$10,000	(3)	$78,000	(1)	0.00	(2)	$88,000

Duane L. Crisco	$10,000	(3)	$78,000	(1)	0.00		$88,000

Michael A. D’Amelio	$0		$0		0.00	(2)

Gary M. Laskowski	$0		$0		0.00	(2)

Thomas A. Kell	$20,000	(3)	78,000	(1)			$98,000

Kenneth M. Przysiecki	$20,000	(3)	78,000	(1)			$98,000

D. Shannon LeRoy	$0		78,000	(1)			$78,000

(1)	Represents an award of 150,000 shares of Common Stock.

(2)	At December 31, 2007, each of Messrs Betts, D’Amelio and Laskowski held options for 25,000 shares of Common Stock.

(3)
Each member of our audit, compensation and environmental committees who is a non-employee director is entitled to $10,000 per year for service on the committee. Mr. Betts is a member of our compensation committee. Mr. Crisco is a member of our audit committee. Mr. Kell is a member of our compensation and environmental committees. Mr. Przysiecki is a member of our audit and environmental committees. This amount was deferred in 2007.

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2007, with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,270,335	$0.89	729,655
Equity compensation plans not approved by security holders	500,000	$2.80	0
Total	1,770,335	$1.43	729,655

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors, two of whom are independent within the meaning of the rules of the Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.

The primary focus of the Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee serves an oversight role to the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable laws.

In this context, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2007. Management represented to the Audit Committee that said financial statements were prepared in accordance with generally accepted accounting principles, which was affirmed by the Company’s independent registered public accounting firm, Eisner LLP. The Audit Committee has discussed with Eisner LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee.”

The Audit Committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Eisner LLP the firm’s independence.

Based on the aforementioned actions, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Kenneth M. Przysiecki, Chairman
Duane Crisco
Gary M. Laskowski

Audit and Other Fees

The following table summarizes fees billed to the Company by its Independent Registered Public Accounting Firms for 2007 and 2006:

	2007	2006
Audit Fees (1)	$370,661	$203,215
Audit-Related Fees (2)	160,683	20,100
Tax Fees	0	0
All Other Fees	0	0
Total	$531,344	$223,315

(1)
Represents the aggregate fees billed for professional services rendered by our principal accountant for the audits of our annual financial statements for the years ended December 31, 2007, and 2006 and the reviews of financial statements included in our quarterly reports on Form 10-QSB for those years or for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements for those periods. These aggregate charges include $140,000 for acquisition audit activity and other filings not related to annual audit and quarterly reporting.

(2)
Represents the aggregate fees billed for professional services rendered by our principal accountant for due diligence services related to business acquisitions and the filing of registration statements with the Securities and Exchange Commission

The firm of UHY LLP ("UHY") acted as our principal independent registered public accounting firm through May 31, 2007, when UHY and our Audit Committee agreed that both would be best served if we identified new auditors. The parties agreed that UHY would resign as our auditors, effective immediately. We then engaged Eisner LLP of New York, New York, as our new independent accountants as of May 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Equity Issuances

In February 2006, we completed a recapitalization of our Series A preferred stock whereby we converted 3,071,474 shares of Series A preferred stock and all accrued and unpaid dividends thereon into 15,357,370 shares of our Common Stock. Also in February 2006, we exchanged warrants to purchase 4,646,474 shares of Common Stock at an exercise price of $1.00 per share for 2,323,237 shares of Common Stock, and in March 2006,we exchanged warrants to purchase 750,000 shares of Common Stock at an exercise price of $1.00 per share for 375,000 shares of Common Stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock.

Woodlaken LLC, a Connecticut limited liability company, held 150,000 shares of Series A preferred stock and 150,000 warrants to purchase 300,000 shares of Common Stock. In February 2006 in connection with the recapitalization of our Series A preferred stock and the exchange of certain warrants, we converted Woodlaken’s shares of Series A preferred stock and warrants into 750,000 shares and 150,000 shares of Common Stock, respectively. The managers of Woodlaken are Gary M. Laskowski, the chairman of our board of directors, and Jonathan D. Betts, one of our directors.

Debt Issuances

Beginning on March 7, 2005, we issued a series of promissory notes to Woodlaken LLC, Jezebel Management Corporation (“Jezebel”), Pinetree (Barbados) Inc. and several other lenders pursuant to which we borrowed an aggregate of $1,712,085. Jezebel is an affiliate of Michael D’Amelio, a director and executive officer of our company. The notes bear interest at a rate of 12% per annum. To secure the notes, we entered into a Security Agreement with the noteholders, dated March 7, 2005 and amended on March 16, 2005, pursuant to which we granted a first priority security interest in all of our tangible and intangible assets. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of Common Stock to the noteholders. Of these shares, 93,356 shares of Common Stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our Common Stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders to induce the noteholders to extend the promissory notes. On May 3, 2006, we entered into an agreement dated as of April 28, 2006 to amend the promissory notes to extend the maturity date of the notes from April 30, 2006 to June 30, 2006. Pursuant to the agreement, to induce the noteholders to extend the notes, we issued to each noteholder 10,000 shares of Common Stock for each $100,000 in principal amount of notes held by the noteholder. On June 5, 2006, we issued an aggregate of 63,750 shares of Common Stock to the holders of certain of the promissory notes. These shares were issued to induce the noteholders to purchase additional notes.

On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of the noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder.

In October 2006, we agreed to issue an aggregate of 19,375 shares of Common Stock to the holders of certain of the promissory notes to induce the noteholders to purchase additional notes. We issued these shares on February 5, 2007.

In January 2007 we entered into an agreement dated as of December 31, 2006 with certain of the noteholders, pursuant to which the maturity date of their notes was extended from January 15, 2007 to September 30, 2007. To induce such noteholders to extend their notes, at the noteholder's option, we agreed to either (i) issue shares of Common Stock in an amount equal to 10,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by such noteholder or (ii) pay such noteholder an amount in cash equal to 5% of the principal amount of the notes, or fraction thereof, held by such noteholder. On March 8, 2007, we issued 79,009 shares of Common Stock to those noteholders who elected to receive shares.

On September 28, 2007, we entered into an agreement with certain of our noteholders pursuant to which the maturity date of the senior secured notes was extended from September 30, 2007, to September 7, 2008, subject to further extension as follows: (a) if by September 7, 2008, there is no effective registration statement covering the shares of our Common Stock issuable upon conversion of our convertible debentures due April 17, 2009 or exercise of the related warrants, the maturity date will automatically be extended to December 31, 2008, upon notice to the holders of the senior secured notes and the accrual or payment of an amount equal to 5% of each holder’s principal balance, and (b) if by December 31, 2008, there is no effective registration statement covering the shares of our Common Stock issuable upon conversion of our convertible debentures due April 17, 2009 or exercise of the related warrants, the maturity date will automatically be extended to April 17, 2009, upon notice to the holders of the senior secured notes and the accrual or payment of an amount equal to 5% of each holder’s principal balance. To induce the noteholders to extend the notes, we agreed to compensate each of the noteholders by (i) paying that noteholder an amount in cash equal to 7% of the principal amount of the notes, or fraction thereof, held by that holder, which amount will be added to the principal amount of the holder’s notes, and (ii) giving each of the noteholders the opportunity to buy, for $100, the right to convert their notes to Common Stock in the future. We also gave the noteholders the right to convert their notes to our Common Stock at $.35 per share.

The balance of the debt owed to the noteholders on April 10, 2008 is $2,251,654, including accrued interest.

On July 28, 2006 we borrowed $125,000 from Jezebel and issued a promissory note in the principal amount of $125,000 to Jezebel. The new note bore interest at a rate of 15% per annum and matured on August 28, 2006. As an incentive to purchase the note we issued 25,000 shares of Common Stock to Jezebel. This note is now past due and is accruing interest at the rate of 18% per annum. In January 2007 we paid the interest that had accrued though the date of payment. No further payments have been made on this note.

In December 2007, Jezebel advanced to us on open account a total of $180,000 for working capital.

Technipower LLC

On August 17, 2006, we entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for $3.0 million in newly designated Series C convertible redeemable preferred stock (4,615,381 shares), Common Stock valued at $2.9 million (4,461,538 shares) and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the Common Stock was deposited in into an Escrow Fund to support the sellers’ indemnity obligations under the Purchase Agreement. The escrowed shares will also fund any required working capital adjustment in favor of us. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the Common Stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We agreed to issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash.

We entered into a Registration Rights Agreement with the sellers, dated as of August 17, 2006, pursuant to which we agreed to file, on or before November 1, 2006, a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock issued in connection with the closing of the Technipower acquisition and the shares of Common Stock underlying the Series C preferred stock issued to in connection with the closing of the Technipower acquisition.

On January 22, 2007, we redeemed 2,873,491 shares of the Series C preferred stock and converted the remaining shares of Series C preferred stock into 1,741,881 shares of Common Stock. There are presently no shares of Series C preferred stock outstanding.

On August 17, 2007, we agreed with certain of the sellers to reset the trading price to $.35 per share from $.65 per share in exchange for their agreement to extend their existing lock-up agreements for approximately one year on shares of Common Stock previously owned and on the additional shares to be issued. On September 6, 2007, we issued an aggregate of 4,833,562 shares of Common Stock to these sellers as payment of this stock payment adjustment using the reset trading price of $.35 per share. We determined that the issuance of these shares of Common Stock was exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On February 14, 2008, we filed a Notice of Claim pursuant to the terms of the Securities Purchase Agreement against the Escrow Fund in the full amount of the escrow as a result of potential environmental claims against Technipower LLC.

Three of our directors, Gary Laskowski, Jonathan Betts and Michael D’Amelio, held ownership interests in Technipower at the time of the acquisition. An independent committee of our board of directors negotiated the documentation of the acquisition and recommended its approval by the full board of directors.

On August 24, 2007, we entered into an agreement with JMC Venture Partners LLC, an affiliate of Michael D’Amelio, one of our directors, pursuant to which JMC agreed to provide us with a line of credit, the aggregate principal amount of which may not exceed $15,000,000, that is to be used exclusively for acquisitions. The line of credit will be available through August 24, 2008. Any amounts loaned under the line of credit will accrue interest at a rate of 12% per annum, plus quarterly investment fees of 1% of the amounts then outstanding and monitoring fees of 2.5% of the amounts advanced under the line of credit. Upon execution of the line of credit agreement, we incurred a 2.5% commitment fee on the full amount of the line of credit. The monitoring fees and commitment fee are each payable in shares of our Common Stock. The number of shares to be issued will be calculated by dividing the dollar amount of the fee by the average closing price of a share of Common Stock for the 10 business days preceding the date of payment. We have agreed to register the shares for resale under the Securities Act of 1933, as amended, within 120 days. In the event of a default, the interest rate will increase to 18% per annum. Loans made under the line of credit will be conditioned upon the approval of the proposed acquisition by the lender’s investment committee and will be subject to the lender’s normal due diligence and will mature on the last day of the twelfth month after they are made. The loans will be made to our acquisition subsidiaries and unconditionally guaranteed by Solomon. The line of credit is subject to ordinary documentation requirements for each closing.

As payment for the commitment fee on the full amount of the line of credit, we issued an aggregate of 974,026 shares of Common Stock to JMC on August 27, 2007.

On September 5, 2007, our wholly-owned subsidiary Deltron LLC acquired substantially all of the assets of Deltron Inc., a privately-held corporation based in North Wales, Pennsylvania. See Item 6, Management’s Discussion and Analysis or Plan of Operation. To fund the purchase price, Deltron LLC borrowed a total of $2,750,000 pursuant to the JMC line of credit. The loan was evidenced by secured promissory note provided. We incurred approximately $219,000 in debt issuance costs, of which $88,238 was paid through the issuance of 284,638 shares of Common Stock to JMC. The note bears interest at 12% annually, plus quarterly investment fees of 1% of the amounts then outstanding. The note matures on September 5, 2008.

We deferred the payment of interest for October and November 2007, and these amounts are being amortized over the remaining 10 months of the term. Through December 31, 2007, we paid JMC $27,500 of interest, $5,500 of deferred interest and $27,500 of the investment fee. Thereafter, we have paid JMC only the January scheduled payment. JMC has waived any defaults under this loan.

Oliver Street Finance LLC

On November 18, 2005, we entered into an agreement with Oliver Street Finance LLC pursuant to which Oliver Street agreed to provide funding to us to prosecute our patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Under the terms of the agreement, Oliver Street paid all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation against Toyota and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a director of our company, is affiliated with Oliver Street.

Bril Corporation

Bril Corporation, a consulting firm of which Gary M. Laskowski and Jonathan Betts are principals, provides bookkeeping services to us for a fee of $60,000 per year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and holders of more than 10% of our Common Stock (collectively “Reporting Persons”) to file reports of initial ownership, ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission within certain time periods and to furnish the Company with copies of all such reports. Based solely on our review of copies of such reports furnished to us by such Reporting Persons or on the written representations of such Reporting Persons that no reports on Form 5 were required, the Company believes that with respect to transactions that occurred during the fiscal year ended December 31, 2007, the following persons filed the following reports late:

Name	Late Forms	Late Transactions	Failures to File
Jonathan D. Betts	6 Forms 4	9	—
Duane L. Crisco	1 Form 4	1	—
Michael A. D’Amelio	1 Form 4	1	—
D. Shannon LeRoy	1 Form 4	1	—
Kenneth M. Przysiecki	1 Form 4	1	—
Gary M. Laskowski	3 Forms 4	4	—
Thomas A. Kell	1 Form 4	1	—
Integrated Power Solutions	3 Forms 4	6	—

PROPOSAL NO. 2
AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK,
PAR VALUE $.001, TO 500,000,000 FROM 100,000,000

Our Board of Directors recommends that stockholders approve a proposed amendment to the Certificate of Incorporation of the Company to increase the number of shares of authorized Common Stock to 500,000,000 from 100,000,000. The full text of the proposed amendment to Article IV of our Certificate of Incorporation that will be included in the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware, if stockholders approve Proposal No. 2, is attached as Appendix A to this proxy statement.

Purposes of Amendment

The Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation, as amended, which will increase the aggregate number of shares of common stock authorized for issuance to 500,000,000 to 100,000,000. Our Certificate of Incorporation presently authorizes 100,000,000 shares of common stock and 7,450,000 shares of preferred stock. At April 11, 2008, we had 72,393,104 shares of Common Stock outstanding and no preferred stock issued and outstanding. Although we have no plans to issue all of the shares of Common Stock that we are asking our stockholders to approve, there are two principal purposes for requesting approval of this authorization at this time.

Redemption of Debentures. One principal purposes of this amendment is to insure that we have an adequate supply of authorized but unissued shares to make required monthly redemptions of our outstanding Variable Rate Self-Liquidating Senior Secured Convertible Debentures due May 19, 2009 (“Debentures”). At the current price of our Common Stock, we would not have enough authorized shares of Common Stock to redeem the balance of the Debentures that are currently outstanding.

Most of the Debentures mature in April 2009, but we are required to redeem them monthly on a pro rata basis. Our current cash position precludes us from exercising our right to redeem the Debentures in cash, so we are required to use shares of our Common Stock for this purpose as well as to pay interest on the outstanding principal amount. Because the price of our Common Stock has declined substantially during the last two quarters, and because we agreed to issue our Common Stock at a 17.5% discount to market over a rolling ten day period in redemption of the Debentures, we have been required to issue a substantial number of shares each month to redeem a pro rata portion of the Debentures. In the first quarter of 2008, we issued 20,486,550 shares to redeem $1,558,040 in principal amount of the Debentures, plus interest, and the outstanding balance of the Debentures as of April 1, 2008 was $3,425,744. Accordingly, our stockholders have experienced substantial dilution to date in connection with these redemptions. Shares of our Common Stock used to redeem Debentures may be sold immediately by the holders of the Debentures, which we believe has had, and is likely to continue to have, the effect of exerting downward pressure on the price of the Common Stock, which in turn may require that more shares be issued to make monthly redemption of Debentures.

By approving this Amendment to our Certificate of Incorporation, our stockholders will experience substantial continuing dilution until the Debentures have been fully redeemed. However, if, as is probable, we are unable to redeem any Debentures through cash payments, and if we do not have available enough authorized but unissued shares of Common Stock to make monthly redemptions, we could be in default under the terms of the Debentures. Our failure to redeem the Debentures as required would have a material adverse effect on the Company.

Equity capital for operations. The second principal purpose of this amendment is to have available additional authorized shares of Common Stock in order to raise additional equity capital to operate the Company. Our capital requirements in connection with product development and marketing activities as well as corporate overhead are significant and we are not yet generating enough revenues from operations to support these capital requirements. We have depended on the proceeds of sales of our securities to investors to support our development, marketing and administrative activities. We are currently seeking additional capital through the sale of debt and/or equity securities. Although we may attempt to raise capital using preferred stock that may ultimately reduce dilution to the holders of our Common Stock, we cannot provide any assurance that we will be successful in this respect. Our Certificate of Incorporation allows our Board to issue at any time without further stockholder approval up to 7,450,000 shares of preferred stock. Such shares may be issued and sold upon such terms and conditions as our Board may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, dividend rights designations, preferences and other rights, qualifications, limitations and restrictions as our Board may determine. Our stockholders are likely to experience additional dilution as a result of our issuance of shares of Common Stock or shares of convertible preferred stock to raise equity capital.

We may also use additional authorized shares for employee compensation purposes, to pay trade and professional service creditors and for other corporate purposes.

Anti-Takeover Considerations

Although we have no definitive plans to utilize the additional shares of Common Stock we seek to authorize to entrench present management, we may, in the future, be able to use the additional authorized shares of Common Stock as a defensive tactic against hostile takeover attempts. We could do this by issuing additional shares of Common Stock under a stockholder rights plan, in a private placement or other transaction that causes substantial dilution to a person or group that attempts to acquire control of our company through a merger or tender offer on terms or in a manner not approved by our Board, whether or not our stockholders view the change in control, merger or tender offer as favorable. The authorization of such additional shares of Common Stock will have no current anti-takeover effect because no hostile takeover attempts are, to our knowledge, currently threatened.

Summary

The Board believes that approval of this Proposal is essential to meet our commitments under the Debentures and for our future funding and growth. However, the following should be considered by stockholders in deciding how to vote upon this Proposal. The additional shares that the Board would be authorized to issue upon approval of the Proposal, if so issued, would have a dilutive effect upon the percentage of the equity owned by our existing stockholders and as well as earnings per share. The issuance of the additional shares might also be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that we have never paid dividends on shares of our Common Stock and do not have any current plans to pay a cash dividend in the foreseeable future, except to the extent we would be required to satisfy any obligations with respect to any preferred stock we may issue in the future. We are precluded under the terms of the Debentures from paying any dividends, and we expect that we would retain earnings for investment and use in business operations rather than pay dividends to holders of our Common Stock after the Debentures had been fully redeemed.

The additional authorized shares of Common Stock that would become available if this proposed amendment is approved by our stockholders and filed with the Delaware Secretary of State may be issued from time to time as our Board may determine, without prior notice to or further action of our stockholders.

Effectiveness

If the Amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock is approved by the requisite vote of the our stockholders, the increase will be effective upon the close of business on the date of filing of the Amendment with the Delaware Secretary of State. We would expect to file the Amendment shortly after the Annual Meeting. If this Proposal is not approved by our stockholders, then the Amendment will not be filed.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, the reappointment of Eisner LLP as our independent registered public accounting firm to audit our financial statements for the current fiscal year. We have requested that a representative of Eisner LLP attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders. Our Board of Directors recommends that stockholders approve the reappointment of Eisner LLP as our independent registered public accounting firm.

OTHER MATTERS

The Board of Directors is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

Proposals for the 2009 Annual Meeting of Stockholders

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting of Stockholders, we must receive such proposals not later than November 14, 2008. Proposals should be directed to the attention of the Secretary of the Company.

Communications with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Secretary, Solomon Technologies, Inc., 14 Commerce Drive, Danbury, Connecticut 06810. All communications will be collected and submitted to the Board or the individual directors on a periodic basis.

ANNUAL REPORT

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The Annual Report on Form 10-KSB does not constitute a part of the proxy soliciting material.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Choosing this option will save the Company the cost of producing and mailing these materials. If you hold your shares through a bank, broker or other nominee, please refer to the information provided by the institution that holds your shares and follow that institution's instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Record shareholders are not yet able to elect this option.

By order of the Board of Directors,
Gary M. Laskowski
Chairman

Dated: April 25, 2008

Appendix A

AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
SOLOMON TECHNOLOGIES, INC.

Solomon Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby submit the following Amendment to the Certificate of Incorporation of Solomon Technologies, Inc.

FIRST:   The name of the Corporation is Solomon Technologies, Inc.

SECOND:  The original Certificate of Incorporation of Solomon Technologies, Inc. was filed with the Secretary of State of Delaware on June 17, 2003.

THIRD:   This Amendment to the Certificate of Incorporation of Solomon Technologies, Inc. (the “Amendment”) has been duly adopted in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

FOURTH:  This Amendment to the Certificate of Incorporation only amends the Certificate of Incorporation by amending Section 1 of Article IV to read as follows:

ARTICLE IV

The Corporation shall have the authority to issue shares as follows:

1. 500,000,000 shares of Common Stock, par value $.001 per share; and

SOLOMON TECHNOLOGIES, INC.
14 Commerce Drive
Danbury, CT 06810

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 22, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael D’Amelio and Samuel Occhipinti, and each of them (with full power to act without the other), as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of Shipman & Goodwin, One Constitution Plaza, Hartford, Connecticut 06103 on Thursday, May 22, 2008, at 1:00 p.m. local time, and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side.

[CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE]

ANNUAL MEETING OF STOCKHOLDERS OF

SOLOMON TECHNOLOGIES, INC.

May 22, 2008

Please date, sign and mail
your proxy card in the envelope provided
as soon as possible

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLACK OR BLUE INK AS SHOWN HERE ☒

1. Election of Directors:.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL  NOMINEES

☐ FOR ALL EXCEPT
    (see instructions below)

To withhold authority to vote for any individual nominee[s], mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here [ ]
☐ Gary M. Laskowski ☐ Jonathan D. Betts ☐ Michael D’Amelio ☐ Kenneth M. Przysiecki ☐ Thomas A. Kell ☐ Shannon LeRoy ☐ Glen Wegner, MD, JD
2. To amend our Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001, to 500,000,000 from 100,000,000:	FOR AGAINST ABSTAIN ☐ ☐ ☐
3. To ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company:	FOR AGAINST ABSTAIN ☐ ☐ ☐
4. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the Shares will be vote FOR the election of the nominees, FOR Proposal 2 and FOR Proposal 3. On any other matters that may come before the Meeting, the proxy will be voted in the discretion of the above-name persons.